Exhibit 99.1

News Release

Contacts:    Media:                        Investor Relations:
David Bruce                    Bob Brunn
(305) 500-4999                (305) 500-4053

Ryder Reports Record First Quarter 2015 Results

•	Record Q1 Comparable EPS from Continuing Operations Up 17% to $1.08

•	Record Q1 EPS from Continuing Operations of $1.00 Increased 9%

•	Record Q1 Operating Revenue of $1.3 Billion Grows 5%

•	Total Revenue Down 3% to $1.6 Billion, from Lower Fuel Costs Passed Through to Customers

•	2015 Comparable EPS Forecast Range Raised to $6.40 to $6.55

MIAMI, April 22, 2015 - Ryder System, Inc. (NYSE: R), a leader in commercial fleet management, dedicated transportation, and supply chain solutions, today reported record first quarter comparable earnings reflecting continued strong performance in Fleet Management Solutions (FMS) and improved performance in Supply Chain Solutions (SCS). Earnings and earnings per diluted share (EPS) from continuing operations for the three months ended March 31 were as follows:

(in millions)	Earnings			Diluted EPS
	2015	2014	% Change	2015	2014	% Change
GAAP	$ 53.5	49.1	9%	$ 1.00	$0.92	9%
Non-operating pension costs	2.8	1.9		0.06	0.03
Other items	1.2	(1.8)		0.02	(0.03)
Comparable	$ 57.4	49.2	17%	$ 1.08	$0.92	17%

The Company reported record first quarter operating revenue, reflecting higher full service lease revenue, growth in commercial rental revenue, as well as new business and increased volumes in SCS and Dedicated Transportation Solutions (DTS). Beginning this quarter, operating revenue excludes all fuel and subcontracted transportation. Total first quarter revenue declined primarily due to lower fuel prices passed through to customers. Operating and total revenue for the three months ended March 31 were as follows:

(in millions)	Operating Revenue				Total Revenue
	2015	2014	% Change	% Change excl. FX	2015	2014	% Change
Total	$ 1,300.3	1,242.8	5%	7%	$ 1,567.2	1,610.7	(3%)
FMS	$ 899.2	859.9	5%	7%	$ 1,087.2	1,135.1	(4%)
DTS	$ 165.8	156.2	6%	6%	$ 212.7	216.0	(2%)
SCS	$ 295.4	284.5	4%	6%	$ 371.1	381.4	(3%)

Commenting on the Company’s first quarter performance, Ryder Chairman and CEO Robert Sanchez said, “We’re pleased to continue our momentum of record performance into 2015. Operating revenue and earnings improved across all three business segments, with particularly strong results in Fleet Management Solutions and Supply Chain Solutions. We also had a very strong quarter of lease sales, and delivered fleet growth of 2,000 vehicles from year-end 2014. We had better than expected rental demand and execution on our maintenance productivity initiatives, as well as a fuel margin benefit early in the quarter. In addition, our focus on efficient use of capital has resulted in a return on capital spread of 120 basis points, an improvement of 30 basis points.”

First Quarter Business Segment Operating Results

Fleet Management Solutions
In the FMS business segment, operating revenue (revenue excluding fuel) in the first quarter of 2015 was $899.2 million, up 5% (or 7% excluding foreign exchange) compared with the year-earlier period. Total revenue in the first quarter of 2015 was $1.09 billion, down 4% compared with the year-earlier period, as the operating revenue increase was more than offset by the impact of lower fuel prices. Full service lease revenue increased 5% (or 6% excluding foreign exchange) due to higher prices on replacement vehicles and fleet growth. The number of full service lease vehicles (excluding U.K. trailers) increased by 4,600 from the year-earlier period and grew by 2,000 vehicles sequentially from the fourth quarter of 2014. Commercial rental revenue improved 8% (or 10% excluding foreign exchange) reflecting increased demand and higher pricing in North America. Fuel services revenue decreased 32%, primarily reflecting lower fuel prices passed through to customers.

FMS earnings before tax were $89.9 million in the first quarter of 2015, up 17% compared with $77.0 million in the same period of 2014. Increased earnings primarily reflect strong commercial rental performance, higher full service lease results, and increased fuel margins, partially offset by one-time benefits in the prior year. Commercial rental performance improved as a result of increased demand and higher pricing in North America. Rental power fleet utilization was 73.4% for the first quarter, consistent with the year-earlier period, on a 6% larger average fleet. Full service lease results benefited from lower depreciation associated with increased residual values and fleet growth. The rapid reduction in fuel costs in the quarter resulted in an atypical increase in fuel margins. Used vehicle sales benefited from stronger pricing, partially offset by lower volumes sold. FMS earnings before tax as a percentage of operating revenue were 10.0% in the first quarter of 2015, up 100 basis points from 9.0% in the same quarter a year ago.

Dedicated Transportation Solutions
In the DTS business segment, first quarter 2015 operating revenue (revenue excluding fuel and subcontracted transportation), was $165.8 million, up 6% compared with the year-earlier period. DTS operating revenue grew as a result of new business and increased volumes. Total revenue in the first quarter of 2015 was $212.7 million, down 2% compared with the year-earlier period, as increased operating revenue was offset by declining fuel prices.

DTS earnings before tax of $9.0 million increased 3% in the first quarter of 2015 compared with $8.7 million in 2014 due to new business and higher volumes, partially offset by increased insurance costs. DTS earnings before tax as a percentage of operating revenue were 5.4% in the first quarter of 2015, down from 5.6% in the year-earlier period.

Supply Chain Solutions
In the SCS business segment, first quarter 2015 operating revenue (revenue excluding fuel and subcontracted transportation) was $295.4 million, up 4% (or 6% excluding foreign exchange) compared with the year-earlier period. SCS operating revenue grew as a result of new business and increased volumes, particularly in the technology and consumer packaged goods sectors, partially offset by automotive business lost in 2014. Prior year volumes were negatively impacted by severe weather. Total revenue was down 3% to $371.1 million, compared with the same quarter a year ago, as increased operating revenue was offset by declining fuel prices passed through to customers and foreign exchange.

SCS earnings before tax of $15.7 million increased 20% in the first quarter of 2015 compared with $13.1 million in 2014 due to new business, higher volumes, and lower start-up costs. These improvements were partially offset by higher insurance costs. SCS earnings before tax as a percentage of operating revenue were 5.3% in the first quarter of 2015, up 70 basis points from 4.6% in the year-earlier period.

Corporate Financial Information
Central Support Services
Central Support Services (CSS) are overhead costs incurred to support all business segments and product lines. Most CSS costs are allocated to the business segments. In the first quarter of 2015, CSS costs were $60.7 million, up from $59.1 million in the year-earlier period, primarily driven by higher compensation-related expenses, partially offset by lower marketing-related costs, due to the timing of planned spending.

Additional Items Excluded from Comparable Earnings
Non-operating components of pension costs are excluded from both comparable earnings and segment earnings before tax in order to more accurately reflect the operating performance of the business. Non-operating pension costs totaled $4.9 million ($2.8 million after tax) or $0.06 per diluted share in the first quarter of 2015, up from $3.3 million ($1.9 million after tax) or $0.03 per diluted share in the year-earlier period. This increase was due to lower expected asset returns, and new mortality assumptions adopted at year end.

In the first quarter of 2015, the Company recognized a pre-tax charge of $1.8 million ($1.2 million after tax) or $0.02 per diluted share from professional fees associated with cost saving initiatives.

Income Taxes
The Company’s effective income tax rate from continuing operations for the first quarter of 2015 was 36.7% of pre-tax earnings, compared with 34.5% in the year-earlier period. The year-earlier period included a benefit of $1.8 million (2.4% of pre-tax earnings) related to a favorable tax law change in the state of New York. The Company’s first quarter 2015 comparable effective income tax rate was 37.0% of earnings before tax versus 37.2% in the prior year.

Capital Expenditures
Capital expenditures from continuing operations increased to $653 million for the first quarter of 2015, compared with $596 million in the same period of 2014. The increase in capital expenditures primarily reflects planned investments in the commercial rental fleet. Net capital expenditures (including proceeds from the sale of assets) from continuing operations were $556 million in 2015, up from $468 million in the same period of 2014.

The Company now forecasts full-year gross capital expenditures of $2.63 billion, up from the prior forecast of $2.55 billion. The increase reflects expenditures to support stronger rental demand.

Cash Flow
Operating cash flow from continuing operations through March 31, 2015 was $278 million, up from $238 million in the same period of 2014 due to higher cash-based earnings. Total cash generated from continuing operations (including proceeds from used vehicle sales) through March 31, 2015 was $391 million, compared with $380 million in the same period of 2014. Free cash flow from continuing operations through March 31, 2015 was negative $162 million, compared with negative $198 million for the same period of 2014.

The Company now forecasts full-year free cash flow of negative $380 million, as compared with a prior forecast of negative $300 million, due to higher capital expenditures.

Leverage
Balance sheet debt as of March 31, 2015 increased by $191 million compared with year-end 2014, due primarily to investments in vehicles to fund growth. Balance sheet debt to equity as of March 31, 2015 was 260% compared with 248% at year-end 2014. Total obligations to equity as of March 31, 2015 were 270% compared with 259% at year-end 2014. Total obligations to equity increased due to foreign exchange impacts and investments to fund growth. Due to the increase in leverage, the Company elected to temporarily pause anti-dilutive share repurchase activity early in the year. The Company is evaluating the timing for resuming anti-dilutive share repurchase activity in the second half of this year. Total obligations to equity remain within Ryder’s long-term target range of 225% to 275%.

The Company now forecasts total obligations to equity at year end of 260% to 270%, as compared with a prior forecast of 260%.

2015 Earnings Forecast

Commenting on the Company’s outlook, Mr. Sanchez said, “We now expect to exceed our original 2015 forecast, driven by strength in our Fleet Management Solutions business. We anticipate continued strong performance in commercial rental, efficiencies from our maintenance productivity initiatives, and accelerated growth in our full service lease fleet. Based on strong sales performance, we are now raising our full-year estimate for lease fleet growth by 1,000 to a new target of 5,000 vehicles. We are also adding rental capacity based on the strong demand trends we’ve seen to date.

“Longer term, Ryder is well positioned to continue to benefit from macro trends that favor our value proposition. We are encouraged that one-third of our new lease sales come from customers that are new to outsourcing. We’re also pleased with customer receptivity to our new on demand maintenance product, and are implementing the processes and technologies required to support the broader launch of this offering, mid-year.

“We have established a second quarter comparable earnings forecast of $1.58 to $1.63 per diluted share, including some anticipated higher insurance-related costs in our Dedicated Transportation Solutions business. Taking all factors into consideration, we are raising our comparable full-year 2015 earnings forecast range from $6.25 to $6.40 per diluted share to a new range of $6.40 to $6.55 per diluted share. Based on our improved earnings outlook, we now expect our full-year return on capital spread to be 140 to 150 basis points.”

Supplemental Company Information

First Quarter Net Earnings
Net earnings per diluted share (including discontinued operations) for the three-month period ended March 31, 2015 were $0.99 versus $0.90 in the year-earlier period. Earnings per diluted share from discontinued operations (previously announced in 2009) totaled a loss of $0.01 ($0.5 million) in the first quarter of 2015, compared with a loss of $0.02 ($0.9 million) in the same period of the prior year. Net earnings for the first quarter of 2015 were $52.9 million versus $48.2 million in the year-earlier period.

Business Description
Ryder System, Inc. is a FORTUNE 500® commercial fleet management, dedicated transportation, and supply chain solutions company. Ryder’s stock (NYSE: R) is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index. The Company’s financial performance is reported in the following three, inter-related business segments:

•
Fleet Management Solutions - Ryder’s FMS business segment provides one-stop outsourcing of a range of solutions for commercial truck fleet operators, including vehicle maintenance, leasing and rental, used vehicle sales, as well as services such as roadside assistance, fueling, safety, and financing options.

•
Dedicated Transportation Solutions - Ryder’s DTS business segment provides customers with vehicles, drivers, management, and administrative support, with the assets committed to a specific customer for a contractual term. DTS supports customers with specialized equipment or product handling needs, complex routes, rigorous service level agreements or high driver turnover.

•
Supply Chain Solutions - Ryder’s SCS business segment offers a broad range of innovative solutions designed to optimize day-to-day logistics operations and synchronize the supply of parts and finished goods with customer demand. Solutions are strategically engineered to address customer requirements and include lead logistics management, dedicated services, warehousing, transportation management, packaging, and other value-added services.

Notations
Earnings Before Tax (EBT): Ryder’s primary measurement of business segment financial performance, earnings before tax (EBT), allocates Central Support Services to each business segment and excludes restructuring and other items, as well as non-operating pension costs.

Capital Expenditures: In Ryder’s business, capital expenditures are generally used to purchase revenue earning equipment (trucks, tractors, and trailers) primarily to support the full service lease product line and secondarily to support the commercial rental product line within Ryder’s FMS business segment. The level of capital required to support the full service lease product line varies directly with customer contract signings for replacement vehicles and growth. These contracts are long-term agreements that result in ongoing revenues and cash flows to Ryder, typically over a three- to ten-year term. The commercial rental product line utilizes capital for the purchase of vehicles to replenish and expand the Company’s fleet available for shorter-term use by contractual or occasional customers.

For more information on Ryder System, Inc., visit http://investors.ryder.com/.

###

Note Regarding Forward-Looking Statements:
Certain statements and information included in this news release are "forward-looking statements" under the Federal Private Securities Litigation Reform Act of 1995, including our expectations regarding earnings performance, lease fleet growth, sales activity, performance in our product lines, including full service lease, commercial rental and on-demand maintenance, strategic initiatives and anticipated capital expenditures, total obligations and free cash flow. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, among others, lower than expected lease sales, decreases in commercial rental demand or poor acceptance of higher pricing, fluctuations in market demand for used vehicles impacting current pricing and our anticipated proportion of retail versus wholesale sales, higher than expected maintenance costs from new engine technology or due to lower than expected benefits from maintenance initiatives and a newer fleet, setbacks in the economic recovery, decreases in freight demand or volumes, poor operational execution particularly with start-ups and new product launches, our ability to obtain adequate profit margins for our services, our inability to maintain current pricing levels due to soft economic conditions, slower than expected economic recovery in the U.K., business interruptions or expenditures due to severe weather or natural occurrences, competition from other service providers and new entrants, customer retention levels, loss of key customers, driver and technician shortages resulting in higher procurement costs and turnover rates, unexpected bad debt reserves or write-offs, changes in customers’ business environments that will limit their ability to commit to long-term vehicle leases, a decrease in credit ratings, increased debt costs, adequacy of accounting estimates, reserves and accruals particularly with respect to pension, taxes, depreciation, insurance and revenue, sudden or unusual changes in fuel prices, our ability to manage our cost structure, and the risks described in our filings with the Securities and Exchange Commission. The risks included here are not exhaustive. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Note Regarding Non-GAAP Financial Measures:  This news release includes certain non-GAAP financial measures as defined under SEC rules, including operating revenue, operating revenue excluding foreign exchange, comparable earnings and earnings per share, comparable earnings per share forecast, comparable earnings before income tax, comparable tax rate, adjusted return on capital, total cash generated, free cash flow, total obligations, and the ratios based on these financial measures. Refer to Appendix - Non-GAAP Financial Measures for more information about the non-GAAP financial measures contained in this presentation. Additional information as required by Regulation G regarding non-GAAP financial measures can be found in our most recent Form 10-K, Form 10-Q and our Form 8-K filed as of the date of this presentation with the SEC, which are available at http://investors.ryder.com.

Beginning this quarter, in addition to excluding FMS fuel services revenue and subcontracted transportation from the calculation of operating revenue, we will also be excluding SCS and DTS fuel costs billed to customers.

Conference Call and Webcast Information:
Ryder’s earnings conference call and webcast is scheduled for Wednesday, April 22, 2015, from 11:00 a.m. to 12:00 noon Eastern Time. Speakers will be Chairman and Chief Executive Officer Robert Sanchez, and Executive Vice President and Chief Financial Officer Art Garcia.

•
To join the conference call live: Begin 10 minutes prior to the conference by dialing the audio phone number 1-888-398-5319 (outside U.S. dial 1-773-681-5795) using the Passcode: Ryder and Conference Leader: Bob Brunn. Then, access the presentation via the Net Conference website at www.mymeetings.com/nc/join/ using the Conference Number: RG3008556 and Passcode: RYDER.

•
To access audio replays of the conference and view a presentation of Ryder’s earnings results: Dial 1-800-889-9139 (outside U.S. dial 1-402-220-9120), then view the presentation by visiting the Investors area of Ryder’s website at http://investors.ryder.com. A podcast of the call will also be available online within 24 hours after the end of the call at http://investors.ryder.com.

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RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS - UNAUDITED
Periods ended March 31, 2015 and 2014
(In millions, except per share amounts)

	Three Months
	2015	2014

Lease and rental revenues	$729.0	689.7
Services revenue	693.7	709.7
Fuel services revenue	144.4	211.4
Total revenues	1,567.2	1,610.7

Cost of lease and rental	519.2	493.0
Cost of services	582.3	606.2
Cost of fuel services	136.3	207.2
Other operating expenses	34.7	36.6
Selling, general and administrative expenses	206.6	191.7
Gains on vehicle sales, net	(29.6)	(28.8)
Interest expense	35.8	35.1
Miscellaneous income, net	(2.6)	(5.4)
	1,482.8	1,535.7

Earnings from continuing operations before income taxes	84.4	75.0
Provision for income taxes	30.9	25.9
Earnings from continuing operations	53.5	49.1
Loss from discontinued operations, net of tax	(0.5)	(0.9)
Net earnings	$52.9	48.2

Earnings (loss) per common share - Diluted
Continuing operations	$1.00	0.92
Discontinued operations	(0.01)	(0.02)
Net earnings	$0.99	0.90

Earnings per share information - Diluted
Earnings from continuing operations	$53.5	49.1
Less: Distributed and undistributed earnings allocated to nonvested stock	(0.1)	(0.3)
Earnings from continuing operations available to common stockholders	$53.3	48.8

Weighted-average shares outstanding - Diluted	53.1	53.1

Comparable earnings per share from continuing operations: *
EPS from continuing operations	$1.00	0.92
Non-operating pension costs	0.06	0.03
Professional fees	0.02	—
Benefit from tax law change	—	(0.03)
Comparable EPS from continuing operations *	$1.08	0.92

* Non-GAAP financial measure.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS - UNAUDITED
(Dollars in millions)

	March 31, 2015	December 31, 2014

Assets:
Cash and cash equivalents	$72.2	50.1
Other current assets	1,005.8	1,026.1
Revenue earning equipment, net	7,208.3	6,994.4
Operating property and equipment, net	700.1	699.6
Other assets	920.3	905.7
	$9,906.8	9,676.0

Liabilities and shareholders' equity:
Current liabilities	1,115.1	1,081.4
Total debt	4,703.9	4,512.5
Other non-current liabilities (including deferred income taxes)	2,276.2	2,262.6
Shareholders' equity	1,811.5	1,819.5
	$9,906.8	9,676.0

SELECTED KEY RATIOS AND METRICS

	March 31, 2015	December 31, 2014

Debt to equity	260%	248%
Total obligations to equity *	270%	259%
Effective interest rate (average cost of debt)	3.1%	3.2%

	Three months ended March 31,
	2015	2014

Cash provided by operating activities from continuing operations	$277.9	237.7
Free cash flow *	(162.0)	(198.5)
Capital expenditures paid	553.2	578.7

Capital expenditures (accrual basis)	$653.2	595.6
Less: Proceeds from sales (primarily revenue earning equipment)	(97.1)	(127.7)
Net capital expenditures	$556.1	468.0

	Three months ended March 31,
	2015	2014

Return on average shareholders' equity	11.7%	14.5%
Return on average assets	2.3%	2.8%
Adjusted return on capital *	5.9%	5.7%
Weighted average cost of capital	4.7%	4.8%

* Non-GAAP financial measure; see reconciliation to closest GAAP financial measure included within this release.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REVENUE AND EARNINGS - UNAUDITED
Periods ended March 31, 2015 and 2014
(Dollars in millions)

	Three Months
	2015	2014	B(W)

Revenue:
Fleet Management Solutions:
Full service lease	$577.1	552.2	5%
Contract maintenance	46.0	43.7	5%
Contractual revenue	623.1	595.9	5%
Commercial rental	205.1	190.2	8%
Contract-related maintenance	53.1	56.1	(5)%
Other	17.9	17.7	1%
Fuel services revenue	188.0	275.2	(32)%
Total Fleet Management Solutions	1,087.2	1,135.1	(4)%
Dedicated Transportation Solutions	212.7	216.0	(2)%
Supply Chain Solutions	371.1	381.4	(3)%
Eliminations	(103.7)	(121.7)	15%
Total revenue	$1,567.2	1,610.7	(3)%

Operating Revenue: *
Fleet Management Solutions	$899.2	859.9	5%
Dedicated Transportation Solutions	165.8	156.2	6%
Supply Chain Solutions	295.4	284.5	4%
Eliminations	(60.2)	(57.9)	(4)%
Total operating revenue	$1,300.3	1,242.8	5%

Business segment earnings:
Earnings from continuing operations
before income taxes:
Fleet Management Solutions	$89.9	77.0	17%
Dedicated Transportation Solutions	9.0	8.7	3%
Supply Chain Solutions	15.7	13.1	20%
Eliminations	(11.5)	(9.6)	(20)%
	103.0	89.1	16%
Unallocated Central Support Services	(11.9)	(10.8)	(10)%
Non-operating pension costs	(4.9)	(3.3)	(47)%
Restructuring and other charges, net	(1.8)	—	NM
Earnings from continuing operations before income taxes	84.4	75.0	12%
Provision for income taxes	30.9	25.9	(19)%
Earnings from continuing operations	$53.5	49.1	9%

* Non-GAAP financial measure; see reconciliation to closest GAAP financial measure included within this release.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION - UNAUDITED
Periods ended March 31, 2015 and 2014
(Dollars in millions)

	Three Months
	2015	2014	B(W)

Fleet Management Solutions

Total revenue	$1,087.2	1,135.1	(4)%
Fuel services revenue(a)	(188.0)	(275.2)	(32)%
Operating revenue *	$899.2	859.9	5%

Segment earnings before income taxes	$89.9	77.0	17%

Earnings before income taxes as % of total revenue	8.3%	6.8%

Earnings before income taxes as % of operating revenue *	10.0%	9.0%

Dedicated Transportation Solutions

Total revenue	$212.7	216.0	(2)%
Subcontracted transportation	(14.6)	(16.2)	(10)%
Fuel costs(a)	(32.2)	(43.5)	(26)%
Operating revenue *	$165.8	156.2	6%

Segment earnings before income taxes	$9.0	8.7	3%

Earnings before income taxes as % of total revenue	4.2%	4.0%

Earnings before income taxes as % of operating revenue *	5.4%	5.6%

Supply Chain Solutions

Total revenue	$371.1	381.4	(3)%
Subcontracted transportation	(58.2)	(70.0)	(17)%
Fuel costs(a)	(17.5)	(26.9)	(35)%
Operating revenue *	$295.4	284.5	4%

Segment earnings before income taxes	$15.7	13.1	20%

Earnings before income taxes as % of total revenue	4.2%	3.4%

Earnings before income taxes as % of operating revenue *	5.3%	4.6%

* Non-GAAP financial measure.
Note: Amounts may not be additive due to rounding.

(a) Includes intercompany fuel sales from FMS to SCS and DTS.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION - UNAUDITED
KEY PERFORMANCE INDICATORS

	Three months ended March 31,		Change
	2015	2014	2015/2014

Full service lease
Average fleet count	126,500	123,100	3%
End of period fleet count	127,500	123,300	3%
Miles/unit per day change - % (a)	0.2%	0.2%

Commercial rental
Average fleet count	40,100	38,200	5%
End of period fleet count	41,100	38,600	6%
Rental utilization - power units	73.4%	73.6%	(20) bps
Rental rate change - % (b)	4.7%	4.6%

Customer vehicles under
contract maintenance
Average fleet count	42,800	37,400	14%
End of period fleet count	43,400	37,300	16%

Customer vehicles under
transactional maintenance (c)
Fleet serviced during the period	6,500	7,100	(8)%

DTS
Average fleet count (d)	7,200	6,800	6%
End of period fleet count(d)	7,300	6,900	6%

SCS
Average fleet count (d)	5,600	5,600	—%
End of period fleet count(d)	5,800	5,700	2%

Used vehicle sales (UVS)
Average UVS inventory	5,500	7,700	(29)%
End of period fleet count	5,800	7,200	(19)%
Used vehicles sold	4,300	5,600	(23)%
UVS pricing change - % (e)
Tractors	14%	2%
Trucks	11%	12%
Notes:

(a)	Represents the percentage change compared to prior year period in miles driven per vehicle per workday on US lease power units.
(b)	Represents percentage change compared to prior year period in average global rental rate per day on power units using constant currency.
(c)
Comprised of the number of vehicles serviced under transactional on-demand maintenance agreements. Vehicles included in the end of period count may have been serviced more than one time during the respective period.

(d)	These vehicle counts are also included within the average fleet counts for full service lease and commercial rental.
(e)	Represents percentage change compared to prior year period in average sales proceeds on used vehicle sales using constant currency.

RYDER SYSTEM, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(Dollars in millions)

OPERATING REVENUE RECONCILIATION	Three months ended March 31,
	2015	2014

Total revenue	$1,567.2	1,610.7
Fuel	(194.1)	(281.8)
Subcontracted transportation	(72.8)	(86.2)
Operating revenue *	$1,300.3	1,242.8

REVENUE GROWTH EXCLUDING FOREIGN EXCHANGE RECONCILIATION
	2015 vs 2014 Growth	Fx Impact (a)	Growth excl Fx

RSI Operating Revenue	5%	(2)%	7%
FMS Operating Revenue	5%	(2)%	7%
SCS Operating Revenue	4%	(2)%	6%
Full Service Lease Revenue	5%	(1)%	6%
Commercial Rental Revenue	8%	(2)%	10%

DEBT TO EQUITY RECONCILIATION	March 31, 2015	% to Equity	December 31, 2014	% to Equity

On-balance sheet debt	$4,703.9	260%	$4,512.5	248%
Off-balance sheet debt - PV of minimum lease payments and guaranteed residual values under operating leases for vehicles(b)	186.4		193.4
Total obligations *	$4,890.3	270%	$4,705.8	259%

CASH FLOW RECONCILIATION	Three months ended March 31,
	2015	2014

Net cash provided by operating activities from continuing operations	$277.9	237.7
Proceeds from sales (primarily revenue earning equipment)	97.1	127.7
Collections on direct finance leases	16.2	16.2
Other	—	(1.3)
Total cash generated *	391.2	380.3
Capital expenditures	(553.2)	(578.7)
Free cash flow *	$(162.0)	(198.5)

Note:

(a) FX impact was calculated by dividing the results for the current and prior year periods by the exchange rates in effect on
March 31, 2014, which was the last day of the prior year period, rather than the actual exchange rates in effect as of
March 31, 2015.
(b) Discounted at the incremental borrowing rate at lease inception.

* Non-GAAP financial measure.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(Dollars in millions)

RETURN ON CAPITAL RECONCILIATION	Three months ended March 31,
	2015	2014

Net earnings (12-month rolling period)	$223.3	246.1
+ Restructuring and other items	116.9	1.8
+ Income taxes	123.3	129.8
Adjusted earnings before income taxes	463.4	377.6
+ Adjusted interest expense (b)	145.9	140.4
- Adjusted income taxes	218.1	(182.8)
= Adjusted net earnings for ROC (numerator)	$391.1	335.2

Average total debt	$4,578.1	4,071.7
Average off-balance sheet debt	155.3	118.5
Average shareholders' equity	1,905.5	1,698.5
Adjustment to equity (c)	17.2	(1.6)
Adjusted average total capital (denominator)	$6,656.0	5,887.2

Adjusted ROC *	5.9%	5.7%
Notes:
(a) Discounted at the incremental borrowing rate at lease inception.
(b) Interest expense includes implied interest on off-balance sheet vehicle obligations.
(c) Represents comparable earnings items for those periods.

* Non-GAAP financial measure.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(In millions, except per share amounts)

	Three Months
	2015
	Reported		Comparable
	Earnings	Adjustment	Earnings *

Revenue	$1,567.2		$1,567.2

Cost of lease and rental	519.2	—	519.2
Cost of services	582.3	—	582.3
Cost of fuel services	136.3	—	136.3
Other operating expenses	34.7	—	34.7
Selling, general and administrative expenses (a)	206.6	(6.7)	199.9
Gains on vehicle sales, net	(29.6)	—	(29.6)
Interest expense	35.8	—	35.8
Miscellaneous income, net	(2.6)	—	(2.6)
	1,482.8	(6.7)	1,476.1
Earnings from continuing operations before income taxes	84.4	6.7	91.1
Provision for income taxes (b)	(30.9)	(2.8)	(33.7)
Earnings from continuing operations	53.5	4.0	57.4

Tax rate on continuing operations	36.7%		37.0%

Earnings per common share - Diluted:
Continuing operations	$1.00	0.08	$1.08

	Three Months
	2014
	Reported		Comparable
	Earnings	Adjustment	Earnings *

Revenue	$1,610.7		$1,610.7

Cost of lease and rental	493.0	—	493.0
Cost of services	606.2		606.2
Cost of fuel services	207.2	—	207.2
Other operating expenses	36.6	—	36.6
Selling, general and administrative expenses (a)	191.7	(3.3)	188.4
Gains on vehicle sales, net	(28.8)	—	(28.8)
Interest expense	35.1	—	35.1
Miscellaneous income, net	(5.4)	—	(5.4)
	1,535.7	(3.3)	1,532.4
Earnings from continuing operations before income taxes	75.0	3.3	78.3
Provision for income taxes (b)	(25.9)	(3.2)	(29.1)
Earnings from continuing operations	49.1	0.1	49.2

Tax rate on continuing operations	34.5%		37.2%

Earnings per common share - Diluted:
Continuing operations	$0.92	—	$0.92

Notes regarding adjustments:

(a)	2015 and 2014 include non-operating pension costs of ($4.9) and ($3.3) respectively. 2015 includes professional fees of ($1.8).
(b)	Tax impact of comparable earnings items; 2014 also included benefit of tax law change in the state of New York.

* Non-GAAP financial measure.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
EARNINGS PER SHARE FORECAST AND OTHER INFORMATION - UNAUDITED

Comparable earnings per share from continuing operations forecast:*	Second Quarter 2015	Full Year 2015
EPS from continuing operations	1.51 - 1.56	6.14 - 6.29
Non-operating pension costs	0.05	0.21
Restructuring and other charges, net	0.02	0.05
Comparable EPS from continuing operations forecast*	$1.58 - $1.63	$6.40 - 6.55

	Three Months
	2015	2014
Depreciation expense	$262.4	248.8
Subcontracted transportation	$(72.8)	(86.2)

* Non-GAAP financial measure.
Note: Amounts may not be additive due to rounding.